EXHIBIT 99.1

FOR IMMEDIATE RELEASE

New Source Energy Partners L.P. Announces Second Acquisition in Southern Dome Field

OKLAHOMA CITY, February 5, 2014 – New Source Energy Partners L.P. (NYSE: NSLP) (the “Partnership”) announced today that it has acquired working interests in 23 producing wells and related undeveloped leasehold rights from an affiliate of Constellation Energy Partners. The properties are located in the Southern Dome field, located in Oklahoma County, Oklahoma. The transaction closed on January 31, 2014, with an effective date of August 1, 2013.

The purchase price for the acquisition, after closing adjustments, was approximately $18.8 million, of which $6.9 million was paid in cash at closing, and the remaining $11.9 million was paid by delivery of 488,667 common units of the Partnership. In addition, the Partnership also has agreed to pay additional consideration in the fourth quarter of 2014 if certain conditions are satisfied. The additional amount payable by the Partnership, if any, will be based on recently improved average daily production rates from these properties once these improved rates have been verified over a nine-month measurement period ending September 30, 2014, and will be calculated using the base pricing methodology for the acquisition, after accounting for the Partnership’s initial acquisition cost, certain capital expenditures and related costs of capital. Any additional amount owed will be payable in cash and/or additional common units of the Partnership, as determined by the Partnership.

“Today’s announcement represents the second acquisition the Partnership has made in the Southern Dome field, which is adjacent to our core acreage and is an additional source of revenue for our partnership,” said Kristian Kos, President and CEO of New Source Energy GP, LLC, the Partnership’s general partner. “Today we have acquired more wells and a higher working interest than our first transaction in the Southern Dome, underscoring both our confidence in this field and our commitment to growth.”

Significant characteristics of the acquisition are:

•	Three month average production (Oct – Dec 2013) of approximately 490 Boe/d

•	Average working interest of 54.3% in 23 producing wells

•	Production breakdown: 34% oil, 15% NGL, 51% natural gas

About New Source Energy Partners L.P.

New Source Energy Partners L.P. is an independent energy company focused on delivery through streamlined operations and vertically integrated infrastructure. The Partnership is actively engaged in the development and production of our onshore oil and liquids-rich portfolio that extends across conventional resource reservoirs in east-central Oklahoma. In addition, the Partnership is engaged in oilfield services that specialize in increasing efficiencies and safety in drilling and completion processes through its wholly owned subsidiary, MCE LP. For more information on the Partnership please visit www.newsource.com.

Forward-Looking Statements

This news release contains “forward-looking statements” which are based on current plans and expectations and involve a number of risks and uncertainties that could cause actual results and events to vary materially from the results and other statements contained in this press release. For a full discussion of these risks and uncertainties, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2012 and the information included in the Partnership’s quarterly and current reports and other public filings. These forward-looking statements are based on and include the Partnership’s expectations as of the date hereof. Subsequent events and market developments could cause the Partnership’s expectations to change. While the Partnership may elect to update these forward-looking statements at some point in the future, the Partnership specifically disclaims any obligation to do so, even if new information becomes available, except as may be required by applicable law.

New Source Energy Partners L.P.—Investor & Media Contact

Nick Hodapp

Director of Investor Relations

(405) 272-3028

nhodapp@newsource.com